                                                         EXHIBIT 10.44

[IBM LETTERHEAD]


June 5, 1997

Lorraine Hariton
Vice President
Network Computer Devices, Inc.
350 North Bernardo Ave.
Mountain View, CA  94043


RE:  LETTER OF INTENT AND FUNDING AGREEMENT

Dear Lorraine:

This Letter of Intent and Funding Agreement ("Letter of Intent") sets forth the agreement of parties regarding the items described below. This Letter of Intent shall be considered and Attachment to Article 1 - Development of the IBM - NCD Alliance Agreement dated June 27, 1996 ("Alliance Agreement"). It shall be effective upon the last signature of the parties' authorized representatives.

In recognition that IBM has and will request NCD to undertake certain tasks in development of the IBM Network Station and related software that are not specified in the existing Alliance Agreement, IBM and NCD agree as follows:

1. IBM and NCD agree that for a period of up to 90 days from the effective date of this Letter of Intent, IBM and NCD will negotiate in good faith for an amendment to the existing Alliance Agreement that provides for additional funding and/or an expansion of IBM's commitment to utilize NCD for the manufacturing of Products through the renewal term of the existing Alliance Agreement. Such negotiation shall include consideration of NCD's role in development of Network Station software for the Power PC 603 platform and other development tasks not originally contemplated by the current Alliance Agreement, including NCD's potential role in development the IBM network computer on a Java OS platform. Notwithstanding this 90 day period, the parties acknowledge that their goal is to complete such amendment by June 30, 1997. In the event an amendment is not executed at the end of the 90-day negotiation period, such period may be extended by mutual agreement by the parties. Although the parties may exchange proposals (written or oral), terms sheets, draft agreements, or other materials, neither party will have any obligation or liability regarding the matters being negotiated (except those obligations specifically set forth in this Letter of Intent) unless and until our companies enter into a more comprehensive written amendment. Neither party will rely on a successful conclusion of such an amendment, and any business decision made in anticipation of the conclusion of such an amendment is at the sole risk of each party. Each party shall be responsible for its own expenses and costs related to such negotiations.

Lorraine Hariton
Page 2
June 5, 1997


2. In consideration for IBM's payment obligation as specified below, NCD agrees to perform development tasks assigned by IBM that are outside the scope of the existing Alliance Agreement and that are consistent with and implement the Product Roadmap provided to NCD on May 15, 1997. Such tasks include but are not limited to:

    a. Work in support of the port of the NCD operating system onto a PowerPC 603- version of the Product. This work will include providing and completing for the PowerPC 603 platform the Deliverables and tasks currently described in the Development Article of the Alliance Agreement, as well as completing additional tasks and Deliverables necessary to support the Power PC 603 platform (including acquisition and utilization of the appropriate GNU gcc compiler for the PowerPC 603 platform);

    b.   Support for a second web browser on the Product;

    c. Implementation of changes required to incorporate Motif Library and Motif Window Manager Version 1.2.5 into the Products.

    d. Support and integration of IBM-Hursley's version of the Java VM 1.1.2 and Java VM 1.2.X into the Products (rather than the standard Sun version).

    e. Other tasks assigned by IBM and consistent with the referenced Product Roadmap.

The parties acknowledge and agree that the above list is not intended to be exhaustive. The parties also agree that nothing in the above list or in this Letter of Intent relieves or in any way affects either parties' existing obligations under the Alliance Agreement.

3. For the time period described in paragraph 4, below, IBM shall pay to NCD an NRE amount of up to $200,000 per calendar month for development work and resources applied to perform the work described in paragraph 2 above. Payment of such amount shall be subject to NCD's application of key resources to accomplish the additional work described in this Letter of Intent, and reasonable demonstration, if requested by IBM, that its total additional development work performed pursuant to this Letter of Intent for the applicable calendar month equaled or exceeded $200,000 in cost (using a rate of $200,000 per person/year for purposes of this Letter of intent only). Nothing herein shall require IBM to pay any additional amount for the work described in this Letter of Intent. NCD may invoice IBM for the amount described herein no earlier than the final business day of the calendar month for which the payment was earned, and shall submit with the invoice documentation supporting the above NRE costs, if requested by IBM. IBM's payment of the invoice shall be made no later than 30 days after receipt of the invoice and requested documentation supporting the invoice.

Lorraine Hariton
Page 3
June 5, 1997


4. The payment described in paragraph 3, above, shall be paid retroactively to April 1, 1997, in recognition that NCD has been performing certain work described by this letter during such time period. Such payment shall continue on a month-to-month basis until the earlier of (i) the parties' execution of a more comprehensive amendment to the Alliance Agreement as described in paragraph 1; (ii) IBM's written notice that it no longer requires or desires such additional work (as described in paragraph 2) to be performed; or (iii) March 31, 1998. The parties agree that termination of IBM's obligation to pay the NRE described herein shall not in any way relieve NCD of its continuing obligations to fulfill the terms of the Alliance Agreement, regardless of whether or not it is amended.

5. The parties agree that all amounts paid to NCD pursuant to this Letter of Intent are to be credited against any amount that IBM agrees to pay to NCD in the comprehensive written amendment to be negotiated pursuant to paragraph 1 of this Letter of Intent, if such an amendment is concluded.

6. All Materials created and all modifications to Materials made by NCD pursuant to the development tasks described above shall be considered Deliverables under the terms of the Alliance Agreement. All warranties and other applicable terms and conditions of the Alliance Agreement apply to such Materials.

7. NCD agrees that during the negotiation period described in paragraph 1, above, it will continue to operate its business in the ordinary course, and will undertake no commitments nor take any actions that would conflict with its ability to perform the work described herein and enter into a more comprehensive amendment as described in paragraph 1.

8. Nothing in this Letter of Intent shall be construed as a waiver of any claims or rights under the Alliance Agreement or under law, or in any way eliminates, limits, changes, or otherwise affects either parties' existing obligations under the Alliance Agreement.

Network Computing Devices, Inc.        IBM Corporation

By: /s/ Lorraine Hariton               By:  /s/ Kenneth R. Johnson
    --------------------                    ----------------------

Name:    Lorraine Hariton              Name:     Kenneth R. Johnson

Title:   Vice President, Network       Title:    Director of Network Station
         Computing Devices, Inc.                 Development

Date:    6/7/97                        Date:     6/10/97
      ------------------                      -------------------